Exhibits 99.1

CONCEPTUS REPORTS THIRD QUARTER FINANCIAL RESULTS

Company posts net sales and gross margin gains, and narrowing net loss

SAN CARLOS, Calif. (October 30, 2003) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure®, today reported financial results for the three and nine months ended September 30, 2003. Highlights of the third quarter of 2003 and subsequent weeks include:

■	Strengthened financial performance including net sales up 10%, gross margin up 54% and 15% narrowing of net loss, all compared with the second quarter of 2003

■	Continued excellent progress in physician training, on track to meet year-end goals

■	Strengthening of corporate governance through appointment of three independent directors to the Company’s board of directors

Net sales for the third quarter of 2003 were $2.3 million, an increase of 10% compared with net sales of $2.0 million in the second quarter of 2003 and up sharply compared with net sales of $481,000 in the third quarter of 2002. The increase was attributable to rising commercial sales of Essure in the United States.

Conceptus reported a gross profit for the three months ended September 30, 2003 of $443,000, representing a gross margin of 20%. This compares with a gross profit of $274,000 in the second quarter of 2003, representing a gross margin of 13%, and with a negative gross margin for the third quarter of last year.

The net loss for the 2003 third quarter narrowed to $9.0 million, or $0.41 per share. This compares with a net loss of $10.5 million, or $0.49 per share, in the 2003 second quarter, and a net loss of $8.1 million, or $0.38 per share, in the prior year’s third quarter.

Research and development expenses continued to decline and were $1.5 million for the 2003 third quarter, compared with $1.7 million last quarter and $2.2 million last year. The year-over-year decline was a result of decreased clinical and regulatory affairs expenses following U.S. Food and Drug Administration (FDA) approval in November 2002 of the Company’s Pre-market Approval application for Essure.

Selling, general and administrative expenses were $8.0 million for the third quarter of 2003 and compare with $9.3 million in the immediately preceding quarter and $6.0 million in the prior-year’s third quarter. The year-over-year increase was primarily related to the increased costs associated with marketing Essure in the U.S., while the sequential-quarter decline reflects declining costs for physician training and marketing.

Cash, cash equivalents, short-term investments and restricted cash were $41.8 million as of September 30, 2003, compared with $70.7 million as of December 31, 2002.

For the nine months ended September 30, 2003, net sales were $5.4 million, compared with $1.2 million for the nine months ended September 30, 2002. The net loss for the first nine months of 2003 was $30.5 million, or $1.42 per share, compared with a net loss of $20.7 million, or $1.14 per share, in the comparable period of last year.

“We accomplished much during the third quarter, and we are pleased with our performance and momentum on many fronts,” said Mark Sieczkarek, president and chief executive officer of Conceptus. “While third quarter net sales reflect seasonality, which was somewhat greater than what we had originally anticipated, we continued training at a pace that puts us comfortably on track to reach our goal of 700 physicians having performed the Essure procedure by the end of the year. We ended the third quarter with 632 physicians either fully trained or in the preceptorship process, compared with 350 at the end of June.”

Mr. Sieczkarek continued, “We have begun working with our certified physicians to help them build their practices with the Essure procedure, and will strongly focus on these efforts in 2004. Our work will include providing extensive materials and support to physicians to market this procedure directly to their patients in a turnkey manner.”

“We have strengthened our corporate governance with the addition of Michael Baker, Thomas Bonadio and Robert Toni to our board of directors, as announced separately today,” Mr. Sieczkarek continued. “In addition to their valued counsel, Conceptus will benefit from their exceptional talents and experience in the medical device and financial arenas.”

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s Website, www.conceptus.com. A replay will be available on the Website for 14 days.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2. Information contained on our website is not incorporated by reference into and does not form a part of this form 8-K.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for each of the quarters ended March 31, 2003 and June 30, 2003, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$2,252	$481	$5,446	$1,185
Cost of goods sold	1,809	845	4,725	2,484

Gross profit (loss)	$443	$(364)	$721	$(1,299)
Operating expenses:
Research and development	1,521	2,170	4,788	6,500
Selling, general and administrative	7,995	5,972	26,944	13,207

Total operating expenses	9,516	8,142	31,732	19,707
Operating loss	(9,073)	(8,506)	(31,011)	(21,006)
Interest and other income, net	97	359	464	347

Net loss	$(8,976)	$(8,147)	$(30,547)	$(20,659)

Basic and diluted net loss per share	$(0.41)	$(0.38)	$(1.42)	$(1.14)

Weighted-average shares used in computing basic and diluted net loss per share	21,635	21,220	21,506	18,183

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2003	December 31, 2002
Cash, cash equivalents, short-term investments and restricted cash	$41,816	$70,734
Accounts receivable, net	1,390	581
Inventories, net	2,521	2,524
Other current assets	914	797

Total current assets	46,641	74,636
Property and equipment, net	2,064	2,474
Other assets	117	185

Total assets	$48,822	$77,295

Total liabilities	$6,995	$6,581

Common stock and additional paid-in capital	190,088	188,435
Accumulated other comprehensive income	18	11
Accumulated deficit	(148,279)	(117,732)

Total stockholders’ equity	41,827	70,714

Total liabilities and stockholders’ equity	$48,822	$77,295

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